UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2025

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-284566	86-3123526
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Rockefeller Plaza, Suite 2050

New York, NY 10112

(Address of principal executive offices)

(475) 282-0861
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Advisory Agreement

On August 12, 2025, following approval by the Board of Directors (the “Board”) of StratCap Digital Infrastructure REIT, Inc. (the “Company”), including all independent directors of the Company, the Company entered into an amendment (the “Advisory Agreement Amendment”) to the Amended and Restated Advisory Agreement, dated August 18, 2023 (as amended, the “Advisory Agreement”), by and among the Company, SWIF II Operating Partnership, LP (the “Operating Partnership), and StratCap Digital Infrastructure Advisors II, LLC (the “Advisor”). The Advisory Agreement Amendment, among other things, provides that the Advisor shall pay for certain organization and offering expenses incurred through the date on which the Company and the Operating Partnership have raised an aggregate of $200 million in gross offering proceeds in all of their securities offerings (the “Threshold Raise Date”), and the Company shall reimburse the Advisor for all such organization and offering expenses during the five-year period following the Threshold Raise Date. In all other respects, the terms of the Advisory Agreement remain unchanged.

The preceding summary of the Advisory Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Advisory Agreement Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Amended and Restated Expense Support Agreement

On August 12, 2025, following approval by the Board, including all independent directors of the Company, the Company entered amended and restated our Expense Support Agreement, dated August 18, 2023 (as amended, the “Original Expense Support Agreement”), pursuant to the Amended and Restated Expense Support Agreement (the “A&R Expense Support Agreement”), by and among the Company, the Operating Partnership and the Advisor. The A&R Expense Support Agreement, among other things, consolidates prior amendments to the Original Expense Support Agreement.

Additionally, the A&R Expense Support Agreement provides that the Advisor shall defer certain fees and fund certain of our expenses, if there is a “Shortfall” under the A&R Expense Support Agreement, which is when the sum of (i) funds from operations, or “FFO”, before taking into consideration any of the amounts paid to or by the Advisor pursuant to the A&R Expense Support Agreement, (ii) our accrued acquisition expenses (net of any acquisition expenses paid by us or on our behalf), (iii) the performance component of the advisory fee, (iv) any adjustment that has been made in calculating our FFO based on straight-line rent and amortization of above/below market leases, (v) organization and offering expenses reimbursed by us to the Advisor, and (vi) the fair market value gain amount, collectively, the “Expense Support Threshold,” is less than the aggregate gross cash distributions declared for such quarter, assuming all such cash distributions had been declared at the aggregate distribution rate for Class I shares authorized by the Board for such quarter, or “Baseline Distributions.” The amount of the Advisor’s management fee that shall be deferred for a given quarter, if any, will be the lesser of (i) the Shortfall for that quarter or (ii) the entire management fee otherwise payable by us to the Advisor with respect to that quarter. In addition, if in a given calendar quarter, the Expense Support Threshold is less than Baseline Distributions for such quarter, and any deferred management fees, as applicable, are not sufficient to satisfy the shortfall for such quarter, or a “Deficiency”, the Advisor shall fund, directly or indirectly, certain expenses of the Company or the Operating Partnership, including but not limited to general and administrative expenses and interest expense, but excluding organizational and offering expenses that are reimbursable pursuant to the Advisory Agreement, in an amount up to or equal to the Deficiency. In no event will the aggregate amount of the management fee that is deferred by the Advisor and the Deficiency support payments made by the Advisor exceed $10 million, or the “Maximum Amount.”

The preceding summary of the A&R Expense Support Agreement does not purport to be complete and is qualified in its entirety by reference to the A&R Expense Support Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 8.01 Other Events.

Renewal of the Advisory Agreement

On August 12, 2025, the Board, including all independent directors of the Company, after review of the Advisor’s performance during the last year, authorized the Company to execute a mutual consent to renew the Advisory Agreement. The renewal will be for a one-year term and will be effective on August 18, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Third Amendment to Amended and Restated Advisory Agreement, dated August 12, 2025, by and among StratCap Digital Infrastructure REIT, Inc., SWIF II Operating Partnership, LP and StratCap Digital Infrastructure Advisors II, LLC

10.2	Amended and Restated Expense Support Agreement, dated August 12, 2025, by and among StratCap Digital Infrastructure REIT, Inc., SWIF II Operating Partnership, LP and StratCap Digital Infrastructure Advisors II, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

Date: August 13, 2025	By:	/s/ Michael Weidner
Name: Michael Weidner
Title: Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)